EXHIBIT NUMBER 11

                       COMPUTATION OF EARNINGS PER SHARE


                                                                      EXHIBIT 11

                          STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

                                MEDTRONIC, INC.
                                  (Unaudited)
                                 (in thousands)


Years ended April 30,                 1995       1994       1993

            PRIMARY

Shares oustanding:
  Weighted average outstanding       115,240    114,808    118,832
  Share equivalents (1)(2)             1,377        871      1,379
  Adjusted shares outstanding (2)    116,617    115,679    120,211

          FULLY DILUTED

Shares outstanding:
  Weighted average outstanding       115,240    114,808    118,832
  Share equivalents (1)(2)             2,190      1,120      1,541
  Adjusted shares outstanding (2)    117,430    115,928    120,373

Net earnings before cumulative
 effect of accounting changes       $294,000   $232,357   $211,584
Net earnings                         294,000    232,357    197,228


(1)      Share equivalents consist primarily of nonqualified stock options.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.